Agreement for Appointment as Corporate Secretary

THIS AGREEMENT made as of the 25th day of April 2016, between Stratean Inc. a corporation incorporated under the laws of the State of Nevada (the " Company"); and Todd Thompson (" Mr. Thompson").

WHEREAS the Company desires to obtain the benefit of the services of Mr. Thompson, and Mr.

Thompson desires to render such services on the terms and conditions set forth.

IN CONSIDERATION of the promises and other good and valuable consideration (the sufficiency and receipt of which are hereby acknowledged) the parties agree as follows:

1.	Services

Mr. Thompson agrees that he will at all times faithfully, industriously, and to the best of his skill, ability, experience and talents, perform all of the duties required of his position. In carrying out these duties and responsibilities, he agrees to comply with all legal and Company policies, procedures, rules and regulations, both written and oral, as are required by any regulating body and as announced by the Company from time to time. It is also understood and agreed to by Mr. Thompson that his assignment, duties and responsibilities and reporting arrangements may be changed by the Company in its sole discretion without causing termination of this agreement.

2.	Position Title

As the Company Secretary, Mr. Thompson is required to perform the following duties and undertake the following responsibilities in a professional manner:

a)	Act as an officer of the Company through the positon of Secretary.

b) Perform duties as commonly expected of the Secretary.

c)	Assist the Company with the due diligence process related to raising capital in exempt private placement offerings.

d) Mr. Thompson will be responsible for setting his own schedule.

3.	Compensation

a)   As full compensation for all services provided the employee shall receive no fixed salary but will be compensated based upon overall performance and upon successful completion of a significant capital raise.

b) Compensation will be a mix of shares of the Company’s $0.001 par value common stock and cash.

c) The compensation under this agreement shall not exceed 150,000 shares of Common stock and

$150,000 in cash.

d) All reasonable expenses arising out of agreement shall be reimbursed assuming same have been authorized prior to being incurred and with the provision of appropriate receipts.

4.	Consultant

All parties acknowledge that for both federal and state tax purposes, Mr. Thompson will be treated as an independent Consultant and will be responsible for all taxes that arise from compensation received from the Company.

5.	Non-compete

All parties acknowledge that Mr. Thompson is an independent consultant may also participate in other business arrangements. Due to the potential conflict of interest that may arise Mr. Thompson agrees to act in good faith and agrees to not obstruct or interfere with any business dealing of the Company. In the case that a material conflict of interest arises Mr. Thompson agrees to notify the Board of directors immediately. Mr. Thompson acknowledges that he may have access to privileged or confidential information he agrees to not disclose said information.

6.	Service term

This agreement will have an initial term of 180 days. Upon expiration the Company will evaluate the performance and retains the right to put a long term agreement in place to be mutually agreed upon by all parties.

7.	Laws

This agreement shall be governed by the Laws of the State of Nevada

IN WITNESS WHEREOF the employer has caused this agreement to be executed by its duly authorized officers and Mr. Thompson.

/s/ Todd Thompson

Mr. Todd Thompson

Date:04/26/2016

/s/ S. Matthew Schultz

Mr. S. Matthew Schultz, CEO

Date:05/02/2016

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